Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Contacts:

Investors: Clarissa Willett — 336-436-5076

Investor@LabCorp.com

Media: Pattie Kushner — 336-436-8263

Media@LabCorp.com

LABCORP ANNOUNCES EARLY RESULTS OF ITS TENDER OFFER FOR UP TO $300,000,000 PRINCIPAL AMOUNT OF ITS OUTSTANDING 4.625% SENIOR NOTES DUE 2020

BURLINGTON, N.C., Dec. 3, 2019 — LabCorp® (NYSE: LH) announced today the early results of its previously announced cash tender offer (the Offer) for up to $300,000,000 principal amount (the Tender Cap) of its outstanding $600,000,000 aggregate principal amount of 4.625% Senior Notes due 2020 (the Notes). The terms and conditions of the Offer are described in the Offer to Purchase dated Nov. 18, 2019 (the Offer to Purchase) and remain unchanged.

The following table sets forth certain information regarding the Offer, including the aggregate principal amount of Notes that were validly tendered and not withdrawn at or prior to 5:00 p.m. EST on Dec. 2, 2019 (the Early Tender Deadline) and the aggregate principal amount of Notes to be accepted for purchase by LabCorp:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Notes Tendered (Principal Amount)	Notes Accepted (Principal Amount)
4.625% Senior Notes due 2020	50540RAJ1	$600,000,000	$300,000,000	$174,863,000	$174,863,000

LabCorp will accept all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline, and expects to make payment for the Notes on Dec. 4, 2019 (the Early Settlement Date).

The deadline to validly withdraw tenders has passed. Accordingly, Notes that were already tendered at the Early Tender Deadline may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law.

As previously announced, the total consideration (the Total Consideration) payable for the Notes will be determined at 10:00 a.m. EST today, Dec. 3, 2019, as described in the Offer to Purchase. Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase will be eligible to receive the Total Consideration, which will include an early tender premium of $30.00 per $1,000 principal amount of the Notes accepted for purchase (the Early Tender Premium).

LabCorp will continue to accept Notes tendered after the Early Tender Deadline up to the Tender Cap. The Offer will expire at 11:59 p.m. EST on Dec. 16, 2019, unless extended or earlier terminated by LabCorp (the Expiration Date). Holders of Notes who validly tender their Notes following the Early Tender Deadline and on or prior to the Expiration Date will receive the “Tender Offer Consideration” per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the Total Consideration minus the Early Tender Premium. Holders of Notes accepted for purchase by LabCorp will also receive accrued interest from the most recent interest payment date for the Notes up to, but not including, the applicable settlement date. Notes may be subject to proration if the aggregate principal amount of the Notes validly tendered is greater than the Tender Cap.

BofA Securities, US Bancorp, and Wells Fargo Securities are acting as dealer managers for the tender offer. The tender agent and information agent for the tender offer is D.F. King & Co., Inc. Questions regarding the tender offer may be directed to BofA Securities at (980) 387-3907 (collect) or (888) 292-0070 (U.S. toll-free), US Bancorp at (612) 336-7604 (collect) or (877) 558-2607 (U.S. toll-free), and Wells Fargo Securities at (704) 410-4759 (collect) or (866) 309-6316 (U.S. toll-free). Holders who would like additional copies of the offer documents may call the information agent, D.F. King & Co., Inc. at (212) 269-5550 (collect, for banks and brokers) or (888) 625-2588 (toll-free, for all others), or by e-mail at labcorp@dfking.com.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is being made solely by means of the Offer to Purchase that LabCorp distributed to holders of Notes.

About LabCorp

LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory, and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com. The information contained on these websites is not incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements including but not limited to statements pertaining to the Offer. Each of the forward-looking statements is subject to change based on various important factors. Actual results of the Offer could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks, and uncertainties that could affect operating and financial results is included in LabCorp’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in LabCorp’s other filings with the SEC.